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                            LIST OF SUBSIDIARIES OF
                      INTEGRATED HEALTHCARE SYSTEMS, INC.

1. IHS of Virginia, Inc., a Delaware corporation qualified to do business in Virginia, which does business under its assumed name of "IHS"

2. The DataQual Group, Inc., a Delaware corporation